Exhibit 99.1

CESCA THERAPEUTICS REPORTS FOURTH QUARTER AND FISCAL 2016 YEAR END RESULTS

Management to Hold Conference Call Today at 2:00pm Pacific (5:00pm Eastern)

Rancho Cordova, CA, September 20, 2016 – Cesca Therapeutics Inc. (NASDAQ: KOOL), an autologous cell-based regenerative medicine company, today reported fourth quarter and full year financial results for fiscal 2016 and provided an update to investors.

Fourth Quarter 2016 Financial Results

Net revenues for the quarter ended June 30, 2016 were $3.0 million, compared to $3.7 million in the same period last year. The decline in net revenues was primarily the result of a decrease in BioArchive device sales. Also contributing to the decline was a reduction in ResQ sales related to our June 2015 decision to withdraw ResQ from the market. These decreases were partially offset by an increase in AXP sales.

Gross profit was $941 thousand for the 4th quarter of FY2016 compared to $879 thousand for the same quarter in the prior year. The Company increased its gross profit percentage from 24% to 32% despite a decrease in revenues as the result of lower personnel expenses and other cost-saving initiatives, partially offset by a change in the mix of products sold.

Operating expenses for the quarter ended June 30, 2016 were $3.2 million compared to $3.3 million for the same quarter last year. The decrease in operating expenses was primarily attributable to lower personnel costs and reduced spending for clinical programs tied to the deferral of the start of the Company’s FDA approved phase III clinical trial for critical limb ischemia (CLI).

Net loss for the quarter ended June 30, 2016 was $3.7 million compared to $2.4 million for the same quarter in the prior year. The increase in net loss was attributable to non-cash, financing and interest costs associated with the February 2016 $12.5 million convertible debenture.

Full Year Fiscal 2016 Financial Results

Net revenues for 2016 were $11.9 million compared to $16.0 million for 2015, a decrease of $4.1 million. The decline was primarily attributable to softness in BioArchive unit sales since we shipped ten fewer devices during the year ended June 30, 2016 than we did in the year ended June 30, 2015, and diminished Res-Q sales as a result of our June 2015 decision to withdraw the product from the market.

Gross profit was $2.7 million or 23% of revenues for 2016 compared to $4.7 million or 30% of revenues for 2015. Our gross profit declined primarily due to changes in the mix of products sold and increases in inventory reserves. The Company expects gross profit percentage to return to normal levels in fiscal 2017.

Operating expenses for 2016 were $13.6 million compared to $19.6 million for 2015, a decrease of $6.0 million. The decrease in operating expense was primarily attributable to reductions in legal expenses of approximately $2.9 million as a result of the settlement of certain patent litigation cases in 2015, lower personnel and other costs attributable to our cost-saving initiatives and deferral of spending associated with our CLI and other clinical programs.

Net loss from operations for 2016 was $10.9 million compared to $14.9 million for 2015, a decrease of $4.0 million. The reduction in net loss from operations was due to the significant decrease in overall operating expenses partially offset by a decrease in gross profit as already described.

Net loss for 2016 was $18.6 million compared to $14.9 million for 2015, an increase of $3.7 million. The increase in net loss was primarily the result of charges associated with two debenture transactions, partially offset by improvement in net loss from operations as already described.

Adjusted EBITDA loss (a non-GAAP measurement) was $9.0 million for 2016, compared to $12.1 million for 2015. The reduction in the adjusted EBITDA loss was due primarily to the reduction in net loss from operations as already described.

At June 30, 2016, the Company had cash and cash equivalents of $5.8 million and working capital of $7.3 million. This compared to cash and cash equivalents of $3.3 million and working capital of $5.3 million at June 30, 2015. In August 2016, the Company sold 600,000 shares of common stock for net proceeds of $2.2 million. Based upon the cash balance, the August 2016 financing, as well as expected outflows and projections for revenues, the Company believes it have sufficient cash to provide for its operations and working capital requirements for at least the next 12 months.

Company’s Conference Call and Webcast

Management will host a conference call on Tuesday, September 20, 2016 at 2:00 PM Pacific (5:00 PM Eastern).

The call can be accessed by dialing 1-800-860-2442 within the U.S. or 1-412-858-4600 outside the U.S. and referencing, “Cesca”. Mr. Robin Stracey, Chief Executive Officer and Mr. Michael Bruch, Chief Financial Officer will be on the call to discuss the fourth quarter results and other corporate events, followed by a Q&A session. Participants are asked to call the assigned number approximately five minutes before the conference call begins.

To listen to the audio webcast of the call during or after the event, please visit: http://services.choruscall.com/links/kool160920

Replay

A replay of the conference call will be available two hours after the call for the following five business days by dialing 1-877-344-7529 within the U.S. or 1-412-317-0088 outside the U.S. and entering the following account number when prompted ‘10092230’.

About Cesca Therapeutics Inc.

Cesca Therapeutics Inc. (www.cescatherapeutics.com) is engaged in the research, development, and commercialization of cellular therapies and delivery systems for use in regenerative medicine. The Company is a leader in the development and manufacture of automated blood and bone marrow processing systems that enable the separation, processing and preservation of cell and tissue therapeutics. These include:

●

The SurgWerks™ System (in development) - a proprietary system comprised of the SurgWerks Processing Platform, including devices and analytics, and indication-specific SurgWerks Procedure Kits for use in regenerative stem cell therapy at the point-of-care for vascular and orthopedic diseases.

●	The CellWerks™ System (in development) - a proprietary cell processing system with associated analytics for intra-laboratory preparation of adult stem cells from bone marrow or blood.
●	The AutoXpress® System (AXP®) - a proprietary automated device and companion sterile disposable for concentrating hematopoietic stem cells from cord blood.
●	The MarrowXpress™ System (MXP™) - a derivative product of the AXP and its accompanying sterile disposable for the isolation and concentration of hematopoietic stem cells from bone marrow.
●	The BioArchive® System - an automated cryogenic device used by cord blood banks for the cryopreservation and storage of cord blood stem cell concentrate for future use.
●	Manual bag sets for use in the processing and cryogenic storage of cord blood.

Forward-Looking Statement

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. A more complete description of risks that could cause actual events to differ from the outcomes predicted by Cesca Therapeutics' forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics annual report on Form 10-K and other reports it files with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Company Contact: Cesca Therapeutics Inc.

ir@cescatherapeutics.com

Investor Contact: The Ruth Group

Lee Roth / Tram Bui

646-536-7012 / 7035

lroth@theruthgroup.com / tbui@theruthgroup.com

Financials

Cesca Therapeutics Inc.

Condensed Consolidated Balance Sheets

(in thousands)	June 30, 2016	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$5,835	$3,357
Accounts receivable, net	3,169	5,133
Inventories	3,593	4,598
Prepaid expenses and other current assets	246	163

Total current assets	12,843	13,251

Equipment, net	2,962	2,937
Goodwill	13,195	13,195
Intangible assets, net	20,821	21,295
Other assets	78	79

Total assets	$49,899	$50,757

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,648	$5,079
Other current liabilities	2,894	2,867

Total current liabilities	5,542	7,946

Long-term liabilities	12,084	7,909

Stockholders' equity	32,273	34,902

Total liabilities and stockholders’ equity	$49,899	$50,757

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands)	Three Months Ended June 30,		Year Ended June 30,
	2016	2015	2016	2015

Net revenues	$2,980	$3,702	$11,929	$16,042

Cost of revenues	2,039	2,823	9,185	11,293

Gross profit	941	879	2,744	4,749

Expenses:

Sales and marketing	452	658	2,148	2,974

Research and development	779	1,208	3,230	5,939

General and administrative	1,952	1,398	8,231	10,695

Total operating expenses	3,183	3,264	13,609	19,608

Loss from operations	(2,242)	(2,385)	(10,865)	(14,859)

Amortization of debt discount	(938)	--	(6,127)	--
Fair value change of derivative instruments	243	--	3,395	--
Registration rights liquidated damages	--	--	(1,100)	--
Loss on cashless exercise of warrants	--	--	(1,039)	--
Loss on extinguishment of debt	--	--	(795)	--
Loss on modification of Series A warrants	--	--	(149)	--
Interest and other	(757)	9	(1,908)	7
Net loss	$(3,694)	$(2,376)	$(18,588)	$(14,852)

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)	Years Ended June 30,
	2016	2015
Cash flows from operating activities:
Net cash used in operating activities	$(9,625)	$(10,649)

Cash flows from investing activities:
Capital expenditures	(710)	(587)

Cash flows from financing activities:
Gross proceeds from convertible debentures	18,000	--
Payment of financing cost-convertible debentures	(961)	--
Repayment of convertible debentures	(6,444)	--
Payment to extinguish derivative obligations	(159)	--
Payments on capital lease obligations	(67)	(60)
Proceeds from issuance of common stock, net	2,463	--
Repurchase of common stock	(8)	(129)

Net cash provided by (used in) financing activities	12,824	(189)

Effects of foreign currency rate changes on cash and cash equivalents	(11)	(29)
Net increase (decrease) in cash and cash equivalents	2,478	(11,454)

Cash and cash equivalents at beginning of period	3,357	14,811
Cash and cash equivalents at end of period	$5,835	$3,357

Cesca Therapeutics Inc.

Adjusted EBITDA

(Unaudited)

(in thousands)	Three Months Ended June 30,		Year Ended June 30,
	2016	2015	2016	2015
Loss from operations	$(2,242)	$(2,385)	$(10,865)	$(14,859)

Add:

Depreciation and amortization	292	338	1,168	1,351

Stock-based compensation expense	191	281	742	1,247

Impairment of intangible asset	--	--	--	117

Adjusted EBITDA loss	$(1,759)	$(1,766)	$(8,955)	$(12,144)